United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                         LA JOLLA PHARMACEUTICAL COMPANY
                         -------------------------------
                                (Name of Issuer)

                                  Common Stock
                         -------------------------------
                         (Title of Class of Securities)

                                    503459109
                          -------------------------------
                                (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.  503459109                                                                             Page 2 of 17 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                             (a)
                                                                                                   (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power              2,020,000
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                  -0-
Person With
                                                     (7)      Sole Dispositive Power         2,020,000

                                                     (8)      Shared Dispositive Power             -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,020,000         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.9%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  503459109                                                                             Page 3 of 17 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Partners, L.P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                             (a)
                                                                                                   (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power              1,255,604
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                  -0-
Person With
                                                     (7)      Sole Dispositive Power         1,255,604

                                                     (8)      Shared Dispositive Power             -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,255,604         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.3%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  503459109                                                                            Page 4 of 17 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Management Partners,LLC.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                             (a)
                                                                                                   (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power              1,255,604
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                  -0-
Person With
                                                     (7)      Sole Dispositive Power         1,255,604

                                                     (8)      Shared Dispositive Power             -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,255,604         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         4.3%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  503459109                                                                             Page 5 of 17 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         La Jolla Chase Partners (Alta Bio), LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                             (a)
                                                                                                   (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                717,070
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                  -0-
Person With
                                                     (7)      Sole Dispositive Power           717,070

                                                     (8)      Shared Dispositive Power             -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         717,070           Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         2.4%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  503459109                                                                             Page 6 of 17 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero BioPharma, LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                             (a)
                                                                                                   (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                 47,326
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                  -0-
Person With
                                                     (7)      Sole Dispositive Power            47,326

                                                     (8)      Shared Dispositive Power             -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         47,326            Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         0.2%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  503459109                                                                             Page 7 of 17 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta/Chase BioPharma Management, LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                             (a)
                                                                                                   (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                717,070
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power                  -0-
Person With
                                                     (7)      Sole Dispositive Power           717,070

                                                     (8)      Shared Dispositive Power             -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         717,070           Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         2.4%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  503459109                                                                             Page 8 of 17 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Jean Deleage
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                             (a)
                                                                                                   (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                    -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power            2,020,000
Person With
                                                     (7)      Sole Dispositive Power               -0-

                                                     (8)      Shared Dispositive Power       2,020,000

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,020,000         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.9%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  503459109                                                                             Page 9 of 17 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Garrett Gruener
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                             (a)
                                                                                                   (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                    -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power            2,020,000
Person With
                                                     (7)      Sole Dispositive Power               -0-

                                                     (8)      Shared Dispositive Power       2,020,000

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,020,000         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.9%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  503459109                                                                            Page 10 of 17 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Daniel Janney
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                             (a)
                                                                                                   (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                    -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power            2,020,000
Person With
                                                     (7)      Sole Dispositive Power               -0-

                                                     (8)      Shared Dispositive Power       2,020,000

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,020,000         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.9%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  503459109                                                                            Page 11 of 17 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alix Marduel
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                             (a)
                                                                                                   (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                    -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power            2,020,000
Person With
                                                     (7)      Sole Dispositive Power               -0-

                                                     (8)      Shared Dispositive Power       2,020,000

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,020,000         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.9%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  503459109                                                                            Page 12 of 17 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Guy Nohra
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                             (a)
                                                                                                   (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                    -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power            2,020,000
Person With
                                                     (7)      Sole Dispositive Power               -0-

                                                     (8)      Shared Dispositive Power       2,020,000

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,020,000         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.9%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  503459109                                                                            Page 13 of 17 Pages


-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Marino Polestra
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                             (a)
                                                                                                   (b)  X

-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
                                              Please see Attachment A
Number Of Shares                                     (5)      Sole Voting Power                    -0-
Beneficially Owned
By Each Reporting                                    (6)      Shared Voting Power            2,020,000
Person With
                                                     (7)      Sole Dispositive Power               -0-

                                                     (8)      Shared Dispositive Power       2,020,000

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,020,000         Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.9%              Please see Attachment A
---------------------------                       -----------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)      Name of Issuer: La Jolla Pharmaceutical Company ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  6455 Nancy Ridge Drive
                  San Diego, CA  92121


Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta BioPharma Partners, L.P. ("ABP")
         Alta BioPharma Management Partners, LLC. ("ABMP")
         Alta Embarcadero BioPharma Partners, LLC ("AEBP")
         La Jolla Chase Partners (Alta Bio), LLC ("LCP")
         Alta/Chase BioPharma Management, LLC ("ACMP")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Dan Janney ("DJ")
         Alix Marduel ("AM")
         Guy Nohra ("GN")
         Marino Polestra ("MP")

(b)      Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

(c)      Citizenship/Place of Organization:


         Entities:         AP            California
                           ABP           Delaware
                           ABMP          Delaware
                           AEBP          California
                           LCP           Delaware
                           ACMP          Delaware

         Individuals:      JD            United States
                           GG            United States
                           DJ            United States
                           AM            United States
                           GN            United States
                           MP            United States

(d)      Title of Class of Securities:   Common Stock

(e)      CUSIP Number:  503459109

(f)      Item 3.  Not applicable.

Item 4         Ownership.

                                                   Please see Attachment A
------------------------------------------------------------------------------------------------------------------
                                         AP         ABP         ABMP         AEBP         LCP           ACMP
------------------------------------------------------------------------------------------------------------------
(a)     Beneficial Ownership         2,020,000   1,255,604    1,255,604     47,326      717,070        717,070
------------------------------------------------------------------------------------------------------------------

(b)     Percentage of Class             6.9%        4.3%        4.3%         0.2%         2.4%          2.4%
------------------------------------------------------------------------------------------------------------------

(c)     Sole Voting Power            2,020,000   1,255,604    1,255,604     47,326      717,070        717,070
------------------------------------------------------------------------------------------------------------------

        Shared Voting Power             -0-         -0-          -0-         -0-          -0-            -0-
------------------------------------------------------------------------------------------------------------------

        Sole Dispositive Power       2,020,000   1,255,604    1,255,604     47,326      717,070        717,070
------------------------------------------------------------------------------------------------------------------

        Shared Dispositive Power        -0-         -0-          -0-         -0-          -0-            -0-
------------------------------------------------------------------------------------------------------------------

                                         JD          GG          DJ           AM           GN            MP
------------------------------------------------------------------------------------------------------------------

(a)     Beneficial Ownership         2,020,000   2,020,000    2,020,000   2,020,000    2,020,000      2,020,000
------------------------------------------------------------------------------------------------------------------

(b)     Percentage of Class             6.9%        6.9%        6.9%         6.9%         6.9%          6.9%
------------------------------------------------------------------------------------------------------------------

(c)     Sole Voting Power               -0-         -0-          -0-         -0-          -0-            -0-
------------------------------------------------------------------------------------------------------------------

        Shared Voting Power          2,020,000   2,020,000    2,020,000   2,020,000    2,020,000      2,020,000
------------------------------------------------------------------------------------------------------------------

        Sole Dispositive Power          -0-         -0-          -0-         -0-          -0-            -0-
------------------------------------------------------------------------------------------------------------------

        Shared Dispositive Power     2,020,000   2,020,000    2,020,000   2,020,000    2,020,000      2,020,000
------------------------------------------------------------------------------------------------------------------




Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    January 26, 2001



ALTA PARTNERS                                        ALTA BIOPHARMA PARTNERS, L.P.

                                                     By:  Alta BioPharma Management Partners, LLC


By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            ----------------------------------------------
         Jean Deleage, President                              Jean Deleage, Managing Director


ALTA BIOPHARMA MANAGEMENT PARTNERS, LLC              ALTA EMBARCADERO BIOPHARMA PARTNERS, LLC



By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            ----------------------------------------------
         Jean Deleage, Member                                 Jean Deleage, Member


LA JOLLA CHASE PARTNERS (ALTA BIO), LLC              ALTA/CHASE BIOPHARMA MANAGEMENT, LLC
By: Alta/Chase BioPharma Management, LLC


By:      /s/ Daniel Janney                           By:      /s/ Daniel Janney
   -----------------------------------------            ----------------------------------------------
         Daniel Janney, Member                                Daniel Janney, Member




         /s/  Jean Deleage                                    /s/ Guy Nohra
   -----------------------------------------            ----------------------------------------------
         Jean Deleage                                         Guy Nohra


         /s/ Garrett Gruener                                  /s/ Marino Polestra
   -----------------------------------------            ----------------------------------------------
         Garrett Gruener                                      Marino Polestra


         /s/  Daniel Janney                                   /s/ Alix Marduel
   -----------------------------------------            ----------------------------------------------
         Daniel Janney                                        Alix Marduel

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    January 26, 2001



ALTA PARTNERS                                        ALTA BIOPHARMA PARTNERS, L.P.

                                                     By:  Alta BioPharma Management Partners, LLC


By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            ----------------------------------------------
         Jean Deleage, President                              Jean Deleage, Managing Director


ALTA BIOPHARMA MANAGEMENT PARTNERS, LLC              ALTA EMBARCADERO BIOPHARMA PARTNERS, LLC



By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            ----------------------------------------------
         Jean Deleage, Member                                 Jean Deleage, Member


LA JOLLA CHASE PARTNERS (ALTA BIO), LLC              ALTA/CHASE BIOPHARMA MANAGEMENT, LLC
By: Alta/Chase BioPharma Management, LLC


By:      /s/ Daniel Janney                           By:      /s/ Daniel Janney
   -----------------------------------------            ----------------------------------------------
         Daniel Janney, Member                                Daniel Janney, Member




         /s/ Jean Deleage                                     /s/ Guy Nohra
   -----------------------------------------            ----------------------------------------------
         Jean Deleage                                         Guy Nohra


         /s/ Garrett Gruener                                  /s/ Marino Polestra
   -----------------------------------------            ----------------------------------------------
         Garrett Gruener                                      Marino Polestra


         /s/  Daniel Janney                                   /s/ Alix Marduel
   -----------------------------------------            ----------------------------------------------
         Daniel Janney                                        Alix Marduel


                                  Attachment A


Alta Partners provides investment advisory services to several venture capital funds including, Alta BioPharma Partners L.P., La Jolla Chase Partners (AltaBio) LLC and Alta Embarcadero BioPharma Partners, LLC. Alta BioPharma Partners L.P. beneficially owns 1,255,604 shares of Common Stock. La Jolla Chase Partners (AltaBio) LLC beneficially owns 717,070 shares of Common Stock. Alta Embarcadero BioPharma Partners, LLC beneficially owns 47,326 shares of Common Stock. The respective general partner and managing members of Alta BioPharma Partners, L.P., La Jolla Chase Partners (AltaBio) LLC and Alta Embarcadero BioPharma Partners, LLC exercise sole voting and investment power with respect to the shares owned by such funds.


The principals of Alta Partners are members of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), and Alta/Chase BioPharma Management LLC (which is the managing member of La Jolla Chase Partners (AltaBio), LLC) and Alta Embarcadero BioPharma Partners, LLC. As general partners and managing members of such entities, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Alta Partners is a venture capital company with an office in San Francisco. Alta Partners is California Corporation. Alta BioPharma Partners, L.P. is a Delaware Limited Partnership, La Jolla Chase Partners (AltaBio), LLC is a Delaware
Limited Liability Company, and Alta Embarcadero BioPharma Partners, LLC is a California Limited Liability Company.